Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS FIRST QUARTER 2007 EARNINGS EXCEED GUIDANCE

Highlights:

•
Earnings per share were $0.60, which included $0.32 per share for the gain on the completion of a contract. Excluding the gain, earnings per share were $0.28 compared to $0.25 per share for the prior year quarter.

•	Operating income for personal care and industrial biocides increased due to strong personal care product sales.
•	Second quarter earnings per share are expected to be in the $1.45 to $1.55 range, compared to $1.22 for the prior year quarter.
•	The Company reaffirms its full-year 2007 sales and earnings guidance.

NORWALK, Conn., May 1, 2007 - ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales for the first quarter of 2007 of $326.0 million compared to $317.8 million reported in 2006. Earnings per share from continuing operations were $0.60 for 2007 on $14.6 million of income. Included in the 2007 operating income is a pre-tax gain of $12.8 million related to the completion of a contract with the U.S. Government. Excluding this item, earnings from continuing operations were $0.28 per share on $6.8 million of income for 2007 compared to $0.25 per share on income of $6.1 million a year ago.

Segment operating income was $27.6 million in 2007 compared to $14.4 million in 2006. Included in the 2007 segment operating income was a $12.8 million gain related to the completion of a contract. Excluding the gain, segment operating income was $14.8 million in 2007.

“We’re very pleased with our first quarter results, which were driven by record demand for our cosmetic ingredients and profitable growth in industrial biocides and wood preservatives,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell. “This strong performance underscores the value of our number one and two positions in key, global biocides markets, which should enable us to once again grow annual earnings by approximately 20 percent.”

The following compares segment sales and operating income for the first quarters of 2007 and 2006 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Treatment Products

Treatment Products reported sales of $263.6 million and operating income of $20.0 million compared with sales of $253.0 million and operating income of $17.5 million in 2006.

HTH Water Products
HTH water products reported sales of $95.6 million and operating income of $4.5 million for 2007 compared to sales of $99.4 million and operating income of $4.8 million for 2006.

Sales decreased $3.8 million, or approximately four percent, principally due to lower volumes as a result of shedding unprofitable business in Europe and, to a lesser extent, lower demand for the Company’s non-chlorine sanitizer product line. The increase in pricing more than offset the unfavorable effect of foreign exchange.

Operating results were comparable to the prior year. Included in the 2007 operating results are severance costs related to the reorganization of the European operations, which are comparable to costs in 2006 associated with exiting the Spanish market and certain reorganization costs at the Company’s Charleston, Tennessee manufacturing location.

Personal Care and Industrial Biocides
Personal care and industrial biocides reported sales of $76.9 million and operating income of $14.2 million compared to sales and operating income of $66.4 million and $11.3 million, respectively, in 2006.

Sales increased $10.5 million, or approximately 16 percent, principally due to higher volumes driven by increased demand for biocides used in personal care products and, to a lesser extent, in industrial applications, including marine antifouling paint. Favorable foreign exchange was more than offset by lower pricing. The lower pricing was the result of competitive pressures within the industrial biocides market.

Operating income increased $2.9 million as a result of the higher sales volumes that were partially offset by increased raw material costs and lower pricing.

Wood Protection and Industrial Coatings
Wood protection and industrial coatings reported sales of $91.1 million and operating income of $1.3 million compared to sales and operating income of $87.2 million and $1.4 million, respectively, in 2006.

Sales increased $3.9 million, or approximately five percent, due to improved pricing and favorable foreign exchange, partially offset by lower volumes. The improved pricing was principally in the wood protection business. Price increases were implemented for wood protection products used in residential and industrial applications in North America and, to a lesser extent, in Europe, to offset the higher raw material costs experienced over the last several years. The lower volumes are due to lower demand for wood protection products principally as a result of the slowdown in the U.S. construction market and inclement weather. These lower volumes were partially offset by increased volumes for industrial coatings, principally in the Eastern European market.

Operating income was comparable to the prior year as higher gross margin for the wood protection business, as a result of improved pricing, was offset by lower operating results for the industrial coatings business principally driven by higher raw material and severance costs.

Performance Products
Performance Products reported sales of $62.4 million and operating income of $15.8 million compared with sales and operating income of $64.8 million and $3.8 million, respectively, in 2006. Included in the 2007 operating results is a gain of $12.8 million related to the completion of a contract with the U.S. Government. Excluding the gain, operating income was $3.0 million in 2007.

Performance urethanes sales decreased approximately five percent over the prior year due to lower pricing partially offset by higher volumes. The lower pricing was principally due to increased competition in the propylene glycol market as well as competitive pressure in the polyol market. Operating income decreased $1.3 million as a result of the decrease in pricing, partially offset by lower energy costs.

Hydrazine sales were comparable to the prior year. The increased demand for Ultra PureTM Hydrazine and higher facility fees associated with the U.S. Government contract, were offset by a decrease in demand for hydrazine hydrates. Operating results in 2007 include the gain of $12.8 million for the completion of a contract. Excluding the gain, operating results improved $0.5 million principally from higher hydrazine propellant revenues.

General Corporate Expenses
General corporate expenses increased $1.3 million principally due to increased costs associated with the Company’s pension plans and, to a lesser extent, higher compensation costs.

Other Items
Other (gains) and losses represents a gain of $12.8 million for the completion of a contract with the U.S. Government of $13.4 million, offset by estimated shutdown costs of $0.6 million.

Restructuring
In an effort to reduce the overall cost of certain of its products in the industrial biocides business, the Company has made a decision to discontinue the manufacturing of its BIT molecule and begin sourcing from third-party suppliers.   The Company will continue to produce formulations containing BIT in both the United States and England for global end-market uses.  As a result of this decision, the Company will close its Seal Sands, England manufacturing location and downsize manufacturing at its Huddersfield, England location.  This will result in the termination of approximately 50 employees as well as several service agreements.  The Company anticipates incurring a pre-tax charge between $20 and $25 million, the majority of which is expected to be incurred in the second quarter.  Approximately half of the amount will be in cash.  The non-cash portion of the charge is associated with the impairment of the manufacturing assets.  The Company expects to realize projected annual pre-tax cost savings of approximately $8 million beginning in 2008 from these actions.

2007 Outlook
The Company anticipates earnings from continuing operations in the second quarter 2007 to be in the $1.45 to $1.55 per share range, compared to $1.22 for the prior-year quarter. The significant improvement is principally driven by the Company’s HTH water products business and, to a lesser extent, the wood protection business. This guidance excludes the above mentioned restructuring for the industrial biocides business.

For full year 2007, sales are expected to increase approximately three to five percent. Earnings per share from continuing operations, before special items, are forecast to be in the $1.90 to $2.00 range. Depreciation and amortization is estimated to be approximately $45 million. Capital spending is anticipated to be in the $40 to $45 million range. The effective tax rate is assumed to be 34 percent. Excluded from the guidance above is the gain in the hydrazine business as well as the restructuring for the industrial biocides business.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch
Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.4 billion.  Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes.  The Company’s concentration is in water, hair and skin care products, pressure-treated wood, paints and coatings, building products and health and hygiene applications.  Arch Chemicals operates in two segments:  Treatment Products and Performance Products.  Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ first quarter 2007 earnings conference call on Tuesday, May 1, 2007 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•
If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (800) 811-8824, passcode 9647025, in the United States, or (913) 981-4903, passcode 9647025, outside the United States.

•
A telephone replay will be available from 3:00 p.m. on Tuesday, May 1, 2007 until 6:00 p.m. (ET) on Tuesday, May 8, 2007. The replay number is (888) 203-1112, passcode 9647025; from outside the United States, please call (719) 457-0820, passcode 9647025.

###
Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; recession or lack of moderate growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs and availability for certain chemical product lines; an increase in anti-dumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or unfavorable tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled, such as the China plant; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; change in the Company’s stock price; and gains or losses on derivative instruments.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Income (a)
(In millions, except per share amounts)

	Three Months
	Ended March 31,
	2007	2006

Sales	$326.0	$317.8
Cost of Goods Sold	233.6	229.9
Selling and Administration	72.9	69.1
Research and Development	4.7	4.6
Other (Gains) and Losses (b)	(12.8)	-
Interest Expense, net	4.5	5.3
Income from Continuing Operations Before Equity
in Earnings of Affiliated Companies and Taxes	23.1	8.9
Equity In Earnings of Affiliated Companies	-	0.2
Income Tax Provision	8.5	3.0
Income from Continuing Operations	14.6	6.1
Loss from Discontinued Operations, net of tax (c)	-	(0.4)
Net Income	$14.6	$5.7

Basic Income Per Share:
Continuing Operations	$0.60	$0.25
Loss from Discontinued Operations (c)	-	(0.01)
Basic Income Per Share	$0.60	$0.24

Diluted Income Per Share:
Continuing Operations	$0.60	$0.25
Loss from Discontinued Operations (c)	-	(0.01)
Diluted Income Per Share	$0.60	$0.24

Weighted Average Common Stock Outstanding - Basic	24.2	23.9
Weighted Average Common Stock Outstanding - Diluted	24.4	24.1

(a)	Unaudited.
(b)	Represents a gain for the completion of a contract with the U.S. Government.
(c)	Represents the results of operations of the CMS business which is accounted for as an Asset Held For Sale through December 31, 2006.

The following table reconciles income and diluted income per share from continuing operations to income and diluted income per share from continuing operations before other (gains) and losses to provide comparability for the three months ended March 31, 2007.

	Three Months
	Ended March 31, 2007
	Income	EPS

Income from Continuing Operations	$14.6	$0.60
Less: other gains, net of tax	(7.8)	(0.32)
Income from Continuing Operations Before Other (Gains) and Losses	$6.8	$0.28

Arch Chemicals, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)

	March 31,	December 31,
	2007 (a)	2006

Assets:
Cash & Cash Equivalents	$60.6	$82.4
Accounts Receivable, Net (b)	157.5	143.9
Short-Term Investment (b)	62.7	72.5
Inventories, Net	234.7	182.4
Other Current Assets	28.4	29.9
Total Current Assets	543.9	511.1
Investments and Advances - Affiliated Companies at Equity	6.9	6.8
Property, Plant and Equipment, Net	190.2	193.2
Goodwill	203.4	202.9
Other Intangibles	152.0	153.6
Other Assets	81.9	82.0
Total Assets	$1,178.3	$1,149.6

Liabilities and Shareholders' Equity:
Short-Term Borrowings	$8.4	$6.5
Current Portion of Long-Term Debt	0.8	149.0
Accounts Payable	204.7	183.6
Accrued Liabilities	72.2	91.5
Total Current Liabilities	286.1	430.6
Long-Term Debt	212.2	62.4
Other Liabilities	297.4	290.4
Total Liabilities	795.7	783.4
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
24.2 Shares Issued and Outstanding (24.1 in 2006)	24.2	24.1
Additional Paid-in Capital	438.2	434.8
Retained Earnings	41.0	31.3
Accumulated Other Comprehensive Loss	(120.8)	(124.0)
Total Shareholders' Equity	382.6	366.2
Total Liabilities and Shareholders' Equity	$1,178.3	$1,149.6

(a)	Unaudited.
(b)
The Company sold certain accounts receivable through an accounts receivable securitization program, see Form 10-K for additional information. As a result, accounts receivable have been reduced, and the Company's retained interest in such receivables has been reflected as a short-term investment. As of March 31, 2007, the Company had sold $47.0 million of participation interests in $109.7 million of accounts receivable and as of December 31, 2006, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Cash Flows (a)
(In millions)

	Three Months Ended March 31,
	2007	2006
Operating Activities:
Net Income	$14.6	$5.7
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents (Used in) Provided by Operating Activities:
Loss from Discontinued Operations	-	0.4
Equity in Earnings of Affiliates	-	(0.2)
Depreciation and Amortization	11.3	11.3
Deferred Taxes	4.9	0.7
Other Gains	(12.8)	-
Restructuring Payments	-	(0.1)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	47.0	53.6
Receivables	(36.8)	(43.7)
Inventories	(51.4)	(53.4)
Other Current Assets	(0.5)	0.3
Accounts Payable and Accrued Liabilities	11.3	12.5
Noncurrent Liabilities	(1.6)	5.7
Other Operating Activities	(1.9)	0.4
Net Operating Activities from Continuing Operations	(15.9)	(6.8)
Cash Flows of Discontinued Operations	0.1	(0.2)
Net Operating Activities	(15.8)	(7.0)
Investing Activities:
Capital Expenditures	(9.2)	(3.4)
Businesses Acquired in Purchase Transaction, Net of Cash Acquired	-	(1.2)
Cash Payments from the Sale of a Business	-	(0.2)
Cash Proceeds from the Sale of Land and Property	2.8	-
Other Investing Activities	(1.4)	(1.3)
Net Investing Activities	(7.8)	(6.1)
Financing Activities:
Long-Term Debt Borrowings	150.0	-
Long-Term Debt Repayments	(149.2)	(1.5)
Short-Term Borrowings	2.0	4.6
Dividends Paid	(4.9)	(4.8)
Other Financing Activities	3.5	6.9
Net Financing Activities	1.4	5.2
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.4	0.7
Net Decrease in Cash and Cash Equivalents	(21.8)	(7.2)
Cash and Cash Equivalents, Beginning of Year	82.4	43.1
Cash and Cash Equivalents, End of Period	$60.6	$35.9

(a)	Unaudited.

Arch Chemicals, Inc.
Segment Information (a,e)
(In millions)

	Three Months
	Ended March 31,
	2007	2006
Sales:
Treatment Products:
- HTH Water Products	$95.6	$99.4
- Personal Care and Industrial Biocides	76.9	66.4
- Wood Protection and Industrial Coatings	91.1	87.2
Total Treatment Products	263.6	253.0
Performance Products:
- Performance Urethanes	57.7	60.4
- Hydrazine	4.7	4.4
Total Performance Products	62.4	64.8
Total Sales	$326.0	$317.8
Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products	$4.5	$4.8
- Personal Care and Industrial Biocides	14.2	11.3
- Wood Protection and Industrial Coatings	1.3	1.4
Total Treatment Products	20.0	17.5
Performance Products:
- Performance Urethanes	2.7	4.0
- Hydrazine (c)	13.1	(0.2)
Total Performance Products	15.8	3.8
	35.8	21.3
General Corporate Expenses (d)	(8.2)	(6.9)
Total Segment Operating Income including Equity in Earnings of Affiliated Companies	27.6	14.4
Equity in Earnings of Affiliated Companies	-	(0.2)
Total Operating Income	27.6	14.2
Interest Expense, net	(4.5)	(5.3)
Income from Continuing Operations before Taxes and Equity in Earnings of Affiliated Companies	$23.1	$8.9

(a)	Unaudited.
(b)	Includes equity in earnings (losses) of affiliated companies.
(c)	First quarter 2007 includes a $12.8 million gain for the completion of a contract with the U.S. Government.
(d)
Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program and certain pension expenses.

(e)
In the second quarter 2006, the Company included pension expense associated with pension obligations for retirees assumed with the Hickson acquisition, as well as for employees subsequently transferred with the related sold businesses in General corporate expenses that had previously been allocated to the Company's operating segments. The Company reclassified prior period amounts to conform to the current presentation.